Silver Screen Management, Inc.
Chelsea Piers-Pier 62
Suite 300
New York, NY 10011
(212) 336-6700
Recorded News Update:
(800) 999-SILV

                            Silver Screen Partners II
                              First Quarter Report
                                      1996

     As discussed in previous correspondence, Silver Screen Partners II, L.P. and the Walt Disney Company agreed on the sale of the Partnership's interest in the Joint Venture. Accordingly, on February 16th, the Partnership made a distribution based on this sale. To date, we have distributed a total of $276 million or $717 per $500 unit for investors who were part of the first closing in June 1985.


     Although we have received and distributed proceeds from the sale, we will continue operations since we are required to produce quarterly information and maintain investor records until dissolution. Funds have been reserved for these purposes. Remaining funds in reserve at the time of dissolution will be distributed to investors.


     Our Second Quarter Report will be mailed in July. If you need any assistance in the meantime, please contact our Investor Relations Department between the hours of 10 A.M. and 2 P.M.




Sincerely,
Roland W. Betts
President


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


Balance Sheets (Unaudited)
- --------------------------

                                                     March 31,     December 31,
                                                        1996           1995
                                                   ------------    ------------
Assets
Current assets:
Cash ...........................................   $       --      $    818,642

Temporary investments (at cost,
  plus accrued interest,
  which approximates market) (Note 2) ..........     11,570,869       3,493,817
                                                   ------------    ------------
Total current assets ...........................     11,570,869       4,312,459
Investment in Joint Venture (Note 3) ...........           --           591,842
                                                   ------------    ------------
                                                   $ 11,570,869    $  4,904,301
                                                   ------------    ------------
Liabilities and partners' equity
Current liabilities:
Cash Overdraft .................................   $    732,779            --
Due to managing general partner ................        155,548          30,896
                                                   ------------    ------------
Total current liabilities ......................        888,327          30,896
Other liabilities ..............................        100,000         100,000
                                                   ------------    ------------
Total liabilities ..............................        988,327         130,896
                                                   ------------    ------------
Partners' equity:
General partners ...............................        (87,427)       (958,843)
Limited partners ...............................     10,669,969       5,732,248
                                                   ------------    ------------
Total partners' equity .........................     10,582,542       4,773,405
                                                   ------------    ------------
                                                   $ 11,570,869    $  4,904,301
                                                   ------------    ------------

                       See notes to financial statements.


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


Statements of Operations (Unaudited)
- ------------------------------------

                                                     Three Months   Three Months
                                                         Ended         Ended
                                                        March 31,    March 31,
                                                          1996          1995
                                                      -----------    -----------
Revenues:
Gain on Sale of Joint Venture's interest .........    $43,186,462    $      --
Income from Joint Venture (Note 3) ...............           --          791,861
Interest income ..................................        442,377         44,793
                                                      -----------    -----------
                                                       43,628,839        836,654
Costs and expenses:
General and administrative expenses ..............        319,402        185,508
                                                      -----------    -----------
Net income .......................................    $43,309,437    $   651,146
                                                      -----------    -----------
Net income allocated to:
General partners .................................    $ 6,496,416    $    97,672
Limited partners .................................     36,813,021        553,474
                                                      -----------    -----------
                                                      $43,309,437    $   651,146
                                                      -----------    -----------
Net income per a $500 limited partnership
  unit
  (based on 385,200 units outstanding) ...........    $     95.57    $      1.44
                                                      -----------    -----------


                       See notes to financial statements.


Statements of Partners' Equity (Unaudited)
- ------------------------------------------

                          Year Ended December 31, 1995
                      and Three Months Ended March 31, 1996
                      -------------------------------------

                                      General        Limited
                                      Partners       Partners          Total
                                   ------------    ------------    ------------
Balance, January 1, 1995 .......   $ (1,513,056)   $  2,591,712    $  1,078,656
Net income, 1995 ...............        724,154       4,103,536       4,827,690
Distributions, 1995 ............       (169,941)       (963,000)     (1,132,941)
                                   ------------    ------------    ------------
Balance, December 31, 1995 .....       (958,843)      5,732,248       4,773,405
Net income, three months 1996...      6,496,416      36,813,021      43,309,437
Distributions during three
 months 1996 ...................     (5,625,000)    (31,875,300)    (37,500,300)
                                   ------------    ------------    ------------
                                   $    (87,427)   $ 10,669,969    $ 10,582,542
                                   ------------    ------------    ------------


                       See notes to financial statements.


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



Statements of Cash Flows (Unaudited)
- ------------------------------------

                                                         Three Months    Three Months
                                                             Ended           Ended
                                                        March 31, 1996  March 31, 1995
                                                       ------------    ---------------
Cash flows from operating activities:
Net income ...........................................   $ 43,309,437    $    651,146
                                                         ------------    ------------
Adjustments to reconcile net income to net
  cash provided by operating activities:
Net change in operating assets and liabilities:
(Increase) decrease in accrued interest receivable ...        (24,197)         12,878
Increase (decrease) in due to managing general
  partner ............................................        124,652         (18,978)
                                                         ------------    ------------
Net cash provided by operating activities ............     43,409,892         645,046
                                                         ------------    ------------
Cash flows from investing activities:
Distributions received from Joint Venture
  in excess of equity in income ......................           --          (163,178)
Decrease in investment in Joint Venture ..............        591,842            --
Purchase of temporary investments, net ...............     (8,052,855)       (461,786)
                                                         ------------    ------------
Net cash used in investing activities ................     (7,461,013)       (624,964)
                                                         ------------    ------------
Cash flows from financing activities:
Distributions to partners ............................    (37,500,300)           --
                                                         ------------    ------------
Net cash used in financing activities ................    (37,500,300)           --
                                                         ------------    ------------
Net (decrease) increase in cash ......................     (1,551,421)         20,082
Cash, beginning of year ..............................        818,642          63,669
                                                         ------------    ------------
Cash at end of three months ..........................   $   (732,779)   $     83,751
                                                         ------------    ------------


                       See notes to financial statements.


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




1.   Partnership Proceeds

     The Partnership Agreement provides that all Partnership income, losses and distributable cash ("Proceeds") are distributed 99% to the limited partners and 1% to the general partners until the Partnership has satisfied certain tests. Thereafter, all Proceeds will be allocated 85% to the limited partners and 15% to the general partners. These tests were satisfied in the first quarter of 1994. Therefore, all proceeds beginning with the second quarter have been allocated 85% to the limited partners and 15% to the general partners.


2.   Temporary Investments

     Temporary investments represent investments in commercial paper.


3.   Investment in Joint Venture

     The investment in the Joint Venture was accounted for using the equity method of accounting. Under the equity method, the investment was initially recorded at cost, and was thereafter increased by additional investments, adjusted by the Partnership's share of the Joint Venture's results of operations, and reduced by distributions received from the Joint Venture. The Joint Venture's fiscal year ends September 30, while the Partnership's fiscal year ends December 31. On January 1, 1996 the investment in the Joint Venture was $591,842.

     The Partnership entered into a Letter Agreement (The "Buyout Agreement") with Disney dated September 11, 1995, providing for the sale to Disney of all of the Partnership's interest in the Joint Venture. In accordance with the Buyout Agreement the closing of the sale occurred on January 2, 1996 and the purchase price paid to the Partnership was $44,678,304 in cash after an adjustment for certain film revenues totaling $321,696 received in 1995.

     (c) 1996 Silver Screen Management, Inc. Cover Illustration: Michael Kline


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